Exhibit 10.37
AMENDMENT NO. 3
TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”) to that certain Employment Agreement (the “Employment Agreement”), dated as of January 12, 2022, by and between The Howard Hughes Corporation, a Delaware corporation (“HHC”) and Carlos A. Olea (the “Executive”), as assigned by HHC to Howard Hughes Holdings Inc. (the “Company”) pursuant to that certain Assignment and Assumption Agreement, dated as of August 11, 2023, is entered into effective as of January 1, 2026 (the “Amendment Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

RECITALS

WHEREAS, pursuant to Section 12(a) of the Employment Agreement, the Employment Agreement may be amended by a writing signed by Executive and the Company;

WHEREAS, pursuant to the charter of the Compensation Committee (the “Compensation Committee”) of the Board, the Board has delegated to the Compensation Committee the authority to approve the Executive’s annual compensation;

WHEREAS, Section 2(b) of the Employment Agreement provides that the Compensation Committee shall determine the Executive’s Target LTIP Award Amount;

WHEREAS, on February 3, 2026, the Compensation Committee approved an increase to the Executive’s Target LTIP Award Amount, effective as of January 1, 2026; and

WHEREAS, the parties desire to enter into this Amendment to memorialize the increase to the Executive’s Target LTIP Award Amount.

NOW, THEREFORE, in consideration of the mutual recitals, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto acknowledge and agree that the Employment Agreement is amended as set forth below, effective as of the Amendment Effective Date:

1. Target Annual LTIP Award Amount. Section 2(b)(iii) of the Employment Agreement is amended and restated and replaced in its entirety as follows:

Annual Equity or Equity-Based Incentive Awards. Commencing in 2026, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible to receive an annual equity award (the “Annual LTIP Award”), which shall be awarded each year during the Employment Period by the Compensation Committee based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award shall be a long-term equity or equity-

based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to ONE MILLION NINE HUNDRED AND SEVENTY-FIVE THOUSAND DOLLARS ($1,975,000) (the “Target LTIP Award Amount”), with the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) subject to such Annual LTIP Award determined by dividing the aggregate grant value by the closing price per share of the Common Stock on a nationally recognized exchange or as otherwise provided for in the Incentive Plan on the date of grant, which shall be awarded each year by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics for the applicable year. The determination as to whether the performance goals have been achieved shall be made in the sole discretion of the Compensation Committee. The Annual LTIP Award shall be granted to the Executive at the same time that other senior executives of the Company are granted their annual equity or equity-based incentive awards but in no event later than March 15 following the end of the calendar year to which such Annual LTIP Award relates. Twenty percent (20%) of each Annual LTIP Award granted to the Executive shall provide for pro rata time vesting over three years in accordance with the terms of the applicable award agreement (the “Time Vesting LTIP Award”) and the other eighty percent (80%) of such award shall provide for performance-based vesting (the “Performance Vesting LTIP Award”). All Annual LTIP Awards shall be subject to the terms and conditions of the Incentive Plan and any applicable award agreements thereunder. For purposes of this Agreement, “Incentive Plan” shall mean the Company’s 2025 Equity Incentive Plan, as in effect from time to time (and any successor plan thereto).

2. Effect of Amendment. Except as set forth in this Amendment, all other terms and provisions of the Employment Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement”, “hereunder”, “herein” or words of like import shall mean and be a reference to the Employment Agreement, as amended or otherwise modified by this Amendment, and the Employment Agreement as amended hereby remains in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment effective as of the Amendment Effective Date.

HOWARD HUGHES HOLDINGS INC.

By:    /s/ David O”Reilly
Name:    David O’Reilly
Title:    Chief Executive Officer

EXECUTIVE:

By:    /s/ Carlos A. Olea
Name:    Carlos A. Olea

[Signature Page to Third Amendment to Olea Employment Agreement]